EXHIBIT 24

POWER OF ATTORNEY

The undersigned, being a director of Lindsay Corporation (the “Company”), hereby appoints Randy A. Wood as his or her agent and attorney-in-fact for the purpose of executing and filing all reports on Form 10-K relating to the year ending August 31, 2021, and any amendments thereto, required to be filed with the Securities and Exchange Commission by the Company.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Capacity	Date Signed

/s/ ROBERT E. BRUNNER	Chairman of Board	October 21, 2021
Robert E. Brunner

/s/ MICHAEL N. CHRISTODOLOU	Director	October 21, 2021
Michael N. Christodolou

/s/ IBRAHIM GOKCEN	Director	October 21, 2021
Ibrahim Gokcen

/s/ MARY A. LINDSEY	Director	October 21, 2021
Mary A. Lindsey
/s/ CONSUELO E. MADERE	Director	October 21, 2021
Consuelo E. Madere

/s/ MICHAEL C. NAHL	Director	October 21, 2021
Michael C. Nahl

/s/ DAVID B. RAYBURN	Director	October 21, 2021
David B. Rayburn